UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2015

XOMA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-14710	52-2154066
(Commission File Number)	(IRS Employer Identification No.)

2910 Seventh Street, Berkeley, California	94710
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code(510) 204-7200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of Vice President, Finance, Chief Financial Officer and Secretary

On February 26, 2015, Fred Kurland, Vice President, Finance, Chief Financial Officer and Secretary of XOMA Corporation (the “Company”), who serves as the Company’s principal financial and accounting officer, notified the Board of Directors of the Company of his retirement from the Company, effective as of April 3, 2015. Mr. Kurland qualifies as “retirement eligible” under the Company’s equity incentive plan and will, therefore, be eligible to hold the awards of options and restricted stock units for the remainder of the life of each award granted to him by the Company.

Appointment of New Chief Financial Officer

On February 26, 2015, the Company’s Board of Directors appointed Tom Burns, currently Vice President, Finance of the Company as the Company’s Chief Financial Officer, effective immediately upon Mr. Kurland’s retirement from the Company. As Chief Financial Officer, Mr. Burns will serve as the Company’s principal financial and accounting officer. In connection with Mr. Burns’ promotion to Chief Financial Officer of the Company, the Board of Directors anticipates approving a new compensation arrangement for Mr. Burns, and the Company will amend this Current Report on Form 8-K to disclose the components of Mr. Burns’ new compensation arrangement when known.

Mr. Burns, 41, joined the Company on August 14, 2006 as Assistant Controller and, after numerous promotions since that time, is currently serving as the Company’s Vice President, Finance. Mr. Burns has 20 years of experience in accounting and finance in both biotechnology and high technology companies. Prior to his employment with the Company, he held multiple senior financial management positions at high-tech companies including Mattson Technology, IntruVert Networks (acquired by McAfee), Niku Corporation (acquired by Computer Associates) and Conner Technology. Mr. Burns received his Bachelor’s degree from Santa Clara University and his Masters of Business Administration from Golden Gate University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 3, 2015	XOMA CORPORATION

	By:	/s/ Fred Kurland
Fred Kurland
Vice President, Finance, Chief Financial Officer and Secretary